UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 14, 2020

SONOMA PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33216	68-0423298
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1129 N. McDowell Blvd.

Petaluma, CA 94954

(Address of principal executive offices)

(Zip Code)

(707) 283-0550

(Registrant’s telephone number, including area code)

Not applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock	SNOA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously announced, at the beginning of 2019 we began to carefully evaluate our business with the goal of achieving and sustaining profitability. As part of this process, we reviewed all aspects of our Company to find opportunities to cut costs responsibly. We currently manufacture in two facilities. At our Petaluma, CA facility we primarily manufacture our U.S. dermatology line. At our other Guadalajara, Mexico, facility we primarily manufacture products for our international business. Our facility in Mexico is a large, modern state-of-the-art plant that has recently manufactured approximately 400,000 units per month with capacity to expand as needed. By closing one of our manufacturing facilities and consolidating manufacturing, we expect to realize, after one-time closing costs, significant savings that we expect will strengthen the Company as a whole. Thus, we have made the decision to close our Petaluma offices and manufacturing in the summer of 2020. We are in the process of relocating manufacturing from California to Mexico. Additionally, we plan to migrate some U.S. corporate functions to our existing office in Woodstock, Georgia.

As part of this migration, effective on April 14, 2020, our Board of Directors appointed Grant Edwards as our new Chief Financial Officer. Mr. Edwards, age 42, is a Partner with TechCXO, LLC. He has over 15 years of experience with SEC reporting and has held financial leadership positions at Harbinger Group Inc. and Sciele Pharma, Inc. Mr. Edwards gained CPA firm experience at Deloitte & Touche LLP and Arthur Anderson LLP. He is a licensed Certified Public Accountant in Georgia and North Carolina. He holds a Masters in Accountancy from East Carolina University. Mr. Edwards is also an adjunct professor for accounting at Georgia State University.

We agreed to compensate Mr. Edwards $225 per hour. We will also grant him $25,000 in common stock in two tranches. The first tranche will be issued as soon as practicable after signing of his agreement, with the closing stock price on the grant date as measure for the number of shares, and the second tranche will be issued on or after October 14, 2020, with the closing stock price on the grant date as measure for the number of shares. The grant, regardless of issue date, will vest in three years, with the first third vesting on April 14, 2021, second third will vest on April 14, 2022 and remaining third will vest on April 14, 2023. If we terminate him prior to April 14, 2021, all stock will vest immediately on the termination date. If we terminate him on or after April 14, 2021, including by not renewing this agreement, all unvested stock will be forfeited. If Mr. Edwards terminates his agreement, all unvested stock will be forfeited.

As part of the transition to Georgia, on April 15, 2020, Mr. John Dal Poggetto was released as our Chief Financial Officer effective on April 24, 2020. We thank Mr. Dal Poggetto for all of his services over the last 17 years and wish him the best in his future endeavors.

In connection with Mr. Dal Poggetto’s termination we entered into a mutual separation and release agreement. Pursuant to the agreement Mr. Dal Poggetto will receive $50,000 in cash as a separation payment, plus $31,400 for accrued paid time off, and 3,086 shares of our common stock. We will continue to reimburse Mr. Dal Poggetto for his health care expenses for him and his dependents for six months. He waives his rights to any further payments as well as to the grant of $100,000 signing bonus in equity that was promised to him in his employment agreement. The bonus options granted to Mr. Dal Poggetto on December 31, 2019 will expire on his termination date according to their terms. All other vested equity grants will be exercisable for a period of three months.

This report contains forward-looking statements. Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements related to our future activities or future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performances and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors, including those risks discussed in our Annual Report on Form 10-K and in other documents that we file from time to time with the SEC. Any forward-looking statements speak only as of the date on which they are made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this report, except as required by law.

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Item 9.01.  Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Consulting Agreement between the Company and TechCXO, LLC effective April 14, 2020
10.2	Mutual Separation and Release Agreement between the Company and John Dal Poggetto, dated April 14, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sonoma Pharmaceuticals, Inc.
(Registrant)

Date: April 20, 2020	By:	/s/ Amy Trombly
	Name: Title:	Amy Trombly Chief Executive Officer

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